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                                                                  Exhibit (a)(2)

                   CERTIFICATE OF FORMATION OF STATUTORY TRUST

                                       OF

                     PIONEER DIVERSIFIED HIGH INCOME TRUST

THIS Certificate of Trust of Pioneer Diversified High Income Trust (the "Trust"), dated January 30, 2007, is being duly executed and filed by the undersigned trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801, et seq).

1. Name. The name of the statutory trust formed hereby is Pioneer Diversified High Income Trust.

2. Registered Agent. The business address of the registered office of the Trust in the State of Delaware is 1201 North Market Street in the City of Wilmington, County of New Castle, 19801. The name of the Trust's registered agent at such address is Delaware Corporation Organizers, Inc.

3. Effective Date. This Certificate of Formation of Statutory Trust shall be effective upon the date and time of filing.

4. Series Trust. Notice is hereby given that pursuant to Section 3804 of the Delaware Statutory Trust Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust, if any, shall be enforceable against the assets of such series only and not against the assets of the Trust generally. The Trust is a registered investment company under the Investment Company Act of 1940, as amended.

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     IN WITNESS WHEREOF, the undersigned, being the sole initial Trustee of the
Trust, has executed this instrument as of the date first written above.


                                        /s/ Vincent Nave
                                        ----------------------------------------
                                        Vincent Nave


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